EXHIBIT107

Calculation of Filing Fee Tables

S-1

(Form Type)

Lexaria Bioscience Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Common Stock underlying warrants with an exercise price of $2.185 per share	457(c)	1,558,443	(2)	$5,002,602.03	$0.00014760	$738.38	–	–	–	–
	Equity	Common Stock underlying warrants with an exercise price of $2.8875 per share	457(c)	54,546	(3)	$175,092.66	$0.00014760	$25.84	–	–	–	–
Fees Previously Paid	–	–	–	–	–	–	–	–
Carry Forward Securities
Carry Forward Securities								–
	Total Offering Amounts							$764.22
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$764.22

(1)	Rounded up to the nearest cent.
(2)

The price per share used to obtain the maximum offering amount of such Common Stock for the purposes of calculating the registration fee was the average of the high and low trading prices of the Company’s Common Stock reported by Nasdaq on March 5, 2024 ($3.21).

(3)

The price per share used to obtain the maximum offering amount of such Common Stock for the purposes of calculating the registration fee was the average of the high and low trading prices of the Company’s Common Stock reported by Nasdaq on March 5, 2024 ($3.21).

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A